Exhibit 99.1

NAVIOS MARITIME HOLDINGS INC.

EXCHANGE OFFER

Cash and/or 9.75% Senior Notes due 2024

For

946,100 American Depositary Shares, each representing 1/100th of a Share of 8.75% Series G

Cumulative Redeemable Perpetual Preferred Stock

and

1,907,600 American Depositary Shares, each representing 1/100th of a Share of 8.625% Series H

Cumulative Redeemable Perpetual Preferred Stock

AND

CONSENT SOLICITATION

To Adopt The Proposed Amended and Restated

Certificates of Designation for Each Series of Preferred Stock

THE EXCHANGE OFFER AND THE CONSENT SOLICITATION WILL EXPIRE AT

5:00 P.M., NEW YORK CITY TIME, ON FEBRUARY 1, 2019

UNLESS EXTENDED OR EARLIER TERMINATED BY US AT ANY TIME

(SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED OR TERMINATED,

THE “EXPIRATION DATE”).

TENDERS MAY BE WITHDRAWN AT ANY TIME BEFORE 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

The Depository Trust Company (“DTC”) and its direct and indirect participants, will establish their own cutoff dates and times to receive instructions to tender in the Exchange Offer, which will be earlier than the Expiration Date.

December 21, 2018

To Brokers and Other Securities Intermediaries:

Navios Maritime Holdings Inc. (“Navios Holdings,” the “Company,” “our,” “we” or “us”) is offering to exchange (1) cash; and/or (2) newly issued 9.75% Senior Notes due 2024 (the “2024 Notes”), on the terms and conditions set forth in the prospectus (the “Exchange Offer”), for (1) 946,100 outstanding American Depositary Shares (“Series G ADSs”), each representing 1/100th of a share of the Company’s 8.75% Series G Cumulative Redeemable Perpetual Preferred Stock (the “Series G Preferred Shares”) and (2) 1,907,600 outstanding American Depositary Shares (“Series H ADSs”), each representing 1/100th of a share of the Company’s 8.625% Series H Cumulative Redeemable Perpetual Preferred Stock (the “Series H Preferred Shares” and, together with the Series G Preferred Shares, the “Preferred Shares”) upon the terms and conditions of the Exchange Offer set forth in the prospectus, dated December 21, 2018 (the “Prospectus”), included in the registration statement as filed with the U.S. Securities and Exchange Commission on December 21, 2018.

If all conditions to the Exchange Offer are satisfied or waived, the Company will acquire 946,100 Series G ADSs and 1,907,600 Series H ADSs from tendering holders. Any Series G ADSs or Series H ADSs not accepted will be credited back to the appropriate account promptly following the expiration or termination of the Exchange Offer. In addition, the tender by a holder of Series G ADSs or Series H ADSs pursuant to this Exchange Offer will constitute the granting of consent by such holder to the proposed amended and restated Series G Preferred Shares or Series H Preferred Shares certificate of designation, as applicable. The Exchange Offer is conditioned upon, among other things, at least 66 2⁄3% of the Series G ADSs and/or 66 2⁄3% of the Series H ADSs and related consents having been validly tendered and not properly withdrawn prior to the expiration of the Exchange Offer.

The description of the Exchange Offer and Consent Solicitation in this letter is only a summary and is qualified by all of the terms and conditions of the Exchange Offer and Consent Solicitation set forth in the Prospectus.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE IN ORDER TO OBTAIN THEIR INSTRUCTIONS. THE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FEBRUARY 1, 2019, OR SUCH OTHER DATE TO WHICH THE EXCHANGE OFFER AND CONSENT SOLICITATION MAY BE EXTENDED.

In connection with the Exchange Offer and Consent Solicitation, please forward copies of the enclosed materials to your clients for whom you hold Series G ADSs or Series H ADSs. For your information and for forwarding to your clients, we are enclosing the following documents:

1.	Prospectus, dated December 21, 2018;

2.

Form of letter that may be sent to your clients for whose accounts you hold Series G ADSs or Series H ADSs registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer.

3.	Form of Notice of Guaranteed Delivery

Participants of The Depository Trust Company (the “DTC”) will be able to execute tenders through the DTC’s automated system. Holders of Series G ADSs and/or Series H ADSs who are unable to deliver confirmation of the book-entry tender of their Series G ADSs and/or Series H ADSs into the Exchange Agent’s account at DTC on or prior to the Expiration Date must tender their Series G ADSs and/or Series H ADSs according to the guaranteed delivery procedures described in the Prospectus.

Georgeson LLC is acting as Information Agent and The Bank of New York Mellon is acting as Exchange Agent in connection with the Exchange Offer. The Information Agent may contact holders of Series G ADSs or Series H ADSs by mail, telephone, facsimile and personal interviews and may request brokers and securities intermediaries to forward materials relating to the Exchange Offer to beneficial owners. The Information Agent and the Exchange Agent will each receive reasonable and customary compensation for their respective services and will be reimbursed by us for reasonable out-of-pocket expenses. The Information Agent and the Exchange Agent will be indemnified against certain liabilities in connection with the Exchange Offer and Consent Solicitation, including certain liabilities under the federal securities laws.

Under no circumstances will interest by paid on the consideration payable for Series G ADSs or Series H ADSs, regardless of extension of, or amendment to, the Exchange Offer or any delay in delivering such consideration. The Company will, upon request, reimburse brokers and other securities intermediaries for customary clerical and mailing expenses incurred by them in forwarding materials to their customers. Transfer taxes imposed by the United States or the Republic of the Marshall Islands incident to the acquisition of Series G ADSs or Series H ADSs by us pursuant to the Exchange Offer, if any, will be paid by us, except as otherwise provided in the Prospectus.

Questions regarding the terms of the Exchange Offer and Consent Solicitation, and requests for assistance or for additional copies of the Prospectus and any other required documents, may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of the Prospectus.

Sincerely,

NAVIOS MARITIME HOLDINGS INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU THE AGENT OF THE COMPANY, THE INFORMATION AGENT, THE EXCHANGE AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER NOT CONTAINED IN THE PROSPECTUS.